Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard Current Neogen VP & CFO 517/372-9200

Neogen acquires Gen-Probe’s BioKits food safety business

LANSING, Mich., Dec. 1, 2009 — Neogen Corporation (NASDAQ: NEOG) announced today that it has acquired the BioKits food safety business of San Diego, Calif.-based Gen-Probe Incorporated (NASDAQ: GPRO). The acquisition includes more than 50 test kits for food allergens, meat and fish speciation, and plant genetics.

Gen-Probe acquired the BioKits business through its acquisition of Tepnel Life Sciences plc in April 2009. Gen-Probe elected to divest the food safety business of United Kingdom-based Tepnel as it did not fit into its long-term strategic plans. Tepnel’s food safety business is a freestanding operation employing approximately 25 people in Deeside, Wales. Tepnel was founded in 1992, and its food safety business is expected to record revenues of approximately $3 million (U.S.) this year. Terms of the acquisition were not disclosed.

“This acquisition provides a good opportunity for Neogen since the markets and products are both synergistic to our continued growth,” said James Herbert, Neogen’s CEO. “Gen-Probe has a number of food allergen diagnostic tests that are not currently offered by Neogen, and an attractive line of tests to determine meat speciation as a tool to prevent economic adulteration. The business also has a good market position in several European countries that will add to the market penetration of our Scotland-based Neogen Europe operations.”

“Divesting Tepnel’s BioKits food testing business will help Gen-Probe tighten our strategic focus on human molecular diagnostic opportunities,” said Carl Hull, Gen-Probe’s President and CEO. “We are pleased to see this business now under the direction of Neogen Corporation, a company we respect as being one of the world leaders in food safety. This will provide a continuation of service to our worldwide customers.”

The Deeside, Wales facilities will operate as a unit of Neogen’s wholly owned subsidiary, Neogen Europe Ltd., based in Ayr, Scotland. In addition to the product line of diagnostic test kits, the acquired food safety business provides specialized independent laboratory services to a number of companies.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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